Exhibit 99.1

HOLOGIC, INC. ANNOUNCES EXCHANGE TRANSACTION TO

RETIRE 2.00% CONVERTIBLE SENIOR NOTES DUE 2037

BEDFORD, Mass. (Feb. 28, 2012) - Hologic, Inc. (Hologic or the Company) (Nasdaq: HOLX), a leading developer, manufacturer and supplier of premium diagnostics products, medical imaging systems and surgical products dedicated to serving the healthcare needs of women, announced today that the Company has entered into separate, privately-negotiated exchange agreements under which it will retire $500 million in aggregate principal of the Company’s outstanding 2.00% Convertible Senior Notes due 2037, issued on December 10, 2007 (“Original Notes”), in exchange for its issuance of $500 million in aggregate principal of new 2.00% Convertible Senior Notes due 2042 (“New Notes”). Following these transactions, $775 million in aggregate principal amount of the Original Notes will remain outstanding. The Company will also have outstanding $450 million in aggregate principal amount of its 2.00% Convertible Exchange Senior Notes due 2037, issued on November 23, 2010.

The New Notes mature in 2042 and will pay interest semiannually at a rate of 2.00% per year until March 1, 2018, after which their principal will accrete at a rate of 2.00% per year. Commencing with the interest period beginning March 1, 2018, the New Notes will also pay contingent interest under certain circumstances based on their then current trading price. The New Notes have an initial conversion rate of 32.07698 shares of common stock per $1,000 original principal amount of notes (equivalent to a conversion price of approximately $31.175 per share), subject to adjustment in certain events. The initial conversion price represents a 45% premium over the closing sale price of Hologic’s common stock on February 28, 2012.

Shares of the Company’s common stock, into which the New Notes are convertible, have been reserved for issuance by the Company. Holders of the New Notes have the option to require the Company to purchase the notes outstanding on March 1, 2018 and certain subsequent dates, and in certain other circumstances, at a price equal to the accreted principal amount of the New Notes to be purchased plus any accrued and unpaid interest. The Company has the right to redeem the New Notes beginning March 6, 2018.

No Solicitation

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Hologic, Inc.

Hologic, Inc. is a leading developer, manufacturer and supplier of premium diagnostics products, medical imaging systems and surgical products dedicated to serving the healthcare needs of women. Hologic’s core business units are focused on breast health, diagnostics, GYN surgical and skeletal health. Hologic provides a comprehensive suite of technologies with products for mammography and breast biopsy, breast Magnetic Resonance Imaging, radiation treatment for early-stage breast cancer, cervical cancer screening, treatment for menorrhagia and uterine fibroids, permanent contraception, osteoporosis assessment, preterm birth risk assessment, mini C-arm for extremity imaging and molecular diagnostic products including HPV and reagents for a variety of DNA and RNA analysis applications. For more information, visit www.hologic.com.

Hologic and associated logos are trademarks and/or registered trademarks of Hologic, Inc. and/or its subsidiaries in the United States and/or other countries.

Contacts:	Deborah Gordon	David Cross
	Vice President, Investor Relations	Vice President & Treasurer
	Hologic, Inc.	Hologic, Inc.
	(781) 999-7716	(781) 999-7789